Exhibit 10.44

FIRST LEASE AMENDMENT

THIS FIRST LEASE AMENDMENT (“Agreement”) is being made and entered into as of the 20th day of February, 2014 (the “Effective Date”), by and between The Kaye Building, LLC, a California limited liability company (“Landlord”), and NeoPhotonics Corporation, a Delaware corporation (“Tenant”), successor-in-interest to Santur Corp., a Delaware corporation (“Former Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Office Lease dated March 7, 2001 (“Original Lease”) by and between Landlord and Former Tenant, which Original Lease was further amended by that certain Lease Addendum executed by Tenant on October 31, 2010 (the “Addendum,” and together with the Original Lease are collectively referred to herein as the “Existing Lease”).

B.	Tenant currently leases approximately 19,175 rentable square feet (the “Premises”) within the building commonly known as 40931 Encyclopedia Circle, Fremont, California (the “Building”).
C.

The term of the Existing Lease (the “Lease Term”) currently expires on June 30, 2016.  Tenant desires to renew the term of the Lease for an additional eighty-four (84) months.   Landlord and Tenant agree to the extension of term and further amend the Existing Lease as hereinafter provided.  The Existing Lease, as amended by this Agreement, shall be hereinafter referred to as the “Lease”.  Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Existing Lease.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Lease Term.  The Lease Term is hereby extended for an additional period of eighty-four (84) months commencing on July 1, 2016 (the “Extension Commencement Date”), and expiring on June 30, 2023 (The “Extended Expiration Date”).

2.	Monthly Base Rent: Commencing as of January 1, 2014 through the Extended Expiration Date, Base Monthly Rent for the entire Premises shall be as set forth in the following schedule:
Period	Base Monthly Rent
01/01/2014 – 06/30/2016	$8,715.00
07/01/2016 – 06/30/2017*	$12,799.31
07/01/2017 – 06/30/2018	$13,183.29
07/01/2018 – 06/30/2019	$13,578.79
07/01/2019 – 06/30/2020	$13,986.15
07/01/2020 – 06/30/2021	$14,405.74
07/01/2021 – 06/30/2022	$14,837.91
07/01/2022 – 06/30/2023	$15,283.05

* Notwithstanding the Base Monthly Rent schedule above, Tenant shall be entitled to a one-time base rent abatement in the amount of $8,684.99 for the month of November, 2016 and the Base Monthly Rent due on November 1, 2016 shall be $4,114.32.  This abatement shall not affect the calculation or payment of the Commission, as defined below, which will be calculated as if the November 2016 were the full $12,799.31 listed above.

3.	Condition of Premises. On the Extension Commencement Date, Tenant shall accept the Premises in their “AS-IS” condition without any representation or warranty from Landlord.
4.	Renewal Option.

(a) Provided Tenant is not in default beyond applicable notice and cure periods or any term or provision contained in the Lease at the time of Tenant’s delivery of a notice of exercise of its Renewal Option (as defined below), Tenant or an Affiliate (as defined below) shall have the right and option (the “Renewal Option”) to renew the term of the Lease, by written notice delivered to Landlord not more than 365 days or less than 180 days prior to the expiration of then current term, for three additional terms (each, a “Renewal Term”) of three (3) years each such Renewal Term under the same terms, conditions and covenants contained in the Lease, except that the Base Monthly Rent shall be equal to the Fair Market Rent (as defined below).

(b) For purposes of this Section 4, “Fair Market Rent” shall mean the rental rate per square foot for industrial and R&D space comparable to the Premises in building type and age in the Fremont area of Alameda County, California for leases being entered into at or about the time the determination is being made and adjusted to reflect the change if any, in market rates being experienced indicating the rates at or about this time of the commencement of the applicable Renewal Term, taking into account and being adjusted for tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the Premises (where Landlord does not have the right to have Tenant remove) as compared to the market comparables, the method of allocating and who pays for operating expenses and taxes, and the term of the lease being compared in relation to such Renewal Term.

(c) Within ten (10) days of the parties determining by giving written notice from either party to the other that they cannot agree on the Fair Market Rent, each shall specify in writing to the other the name and address of a person to act as the appraiser on its behalf.  Each such person shall be a certified MAI appraiser or commercial real estate broker with at least ten (10) years of experience with the prevailing market rents for the area in which the Premises are located.  If either party fails to timely appoint an appraiser, the determination of the timely appointed appraiser shall be final and binding.  The two appraisers shall have thirty (30) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the Fair Market Rent.  If the two appraisers selected by the Landlord and Tenant cannot reach agreement on the Fair Market Rent, such appraisers shall within five (5) business days jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers, and the Fair Market Rent shall be established by the three appraisers in accordance with the following procedures: The appraiser selected by each party shall state in writing his determination of the Fair Market Rent, which determination will provide for periodic adjustments to the Base Monthly Rent if such appraiser believes that such adjustments are appropriate.  The first two appraisers shall arrange for the simultaneous delivery of their determinations to the third appraiser no later than ten (10) days after the expiration of the Determination Period.  The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser's determination of the Fair Market Rent, and shall have no more than ten (10) days in which to select the final determination.  The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on the parties.  Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser

(d) Upon exercise of the Renewal Option by Tenant and subject to the conditions set forth herein above, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease in accordance with the provisions hereof.  Any termination of the Lease prior to the Extended Expiration Date shall terminate all renewal rights hereunder.  If Tenant does not exercise the first Renewal Option, the remainder Renewal Options shall automatically terminate, and if Tenant does not exercise the second Renewal Option, the third Renewal Option shall automatically terminate.  The renewal rights of Tenant hereunder (or any Affiliate) shall not be severable from the Lease, nor may such rights be assigned, subleased or otherwise conveyed in connection with any permitted sublease or assignment of Lease.

Tenant acknowledges that the Option outlined in Paragraph 4 of the Addendum is hereby deleted and replaced in its entirety with the Renewal Options set forth in this Section 4.

5.

Affiliate Transfers.  Notwithstanding Article 14 of the Original Lease to the contrary, Tenant may, without Landlord’s consent, sublet the Premises or assign the Lease to (each, an “Affiliate”):  (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) an entity which acquires all or substantially all of Tenant’s assets or stock.  Any Affiliate is subject to the same terms as Tenant described in the Existing Lease and this Agreement, specifically including the Early Termination and Brokerage Fees sections below.

6.

Early Termination.  Notwithstanding anything to the contrary contained in the Existing Lease, as amended in this Agreement, but subject to the provisions of this Section 6, Tenant shall have the ongoing option (the "Termination Option") to terminate this Lease effective as of the date designated by Tenant in Tenant's Termination Notice (as defined below), which termination date (the "Termination Date") must not be earlier than June 30, 2019.  To exercise the Termination Option, Tenant must deliver to Landlord on or before the date which is 180 days prior to the Termination Date:  (a) written notice of Tenant's exercise of such Termination Option (the "Termination Notice") designating such Termination Date; and (b) cash in the amount equal to the Termination Consideration (as defined below).  As used herein, the "Termination Consideration" shall mean an amount equal to the unamortized portion of the brokerage commissions paid or incurred by Landlord in connection with this Agreement (the "Brokerage Commissions"), calculated on a straight line basis over the eighty-four (84) month of the extension term contemplated by this Agreement.  If Tenant properly and timely exercises the Termination Option, this Lease shall terminate at midnight on the Termination Date, and Tenant shall vacate and surrender exclusive possession of the Premises to Landlord on or prior to the Termination Date in accordance with the applicable surrender provisions of the Lease.  Notwithstanding the foregoing to the contrary, at Landlord's option, and in addition to all of Landlord's remedies under this Lease, at law and/or in equity, Tenant's Termination Option shall not be properly exercised if as of the date Tenant delivers Tenant's Termination Notice to Landlord Tenant is in default under this Lease beyond the expiration of any applicable notice and cure periods.  In addition, the Termination Option:  (A) is personal to the original Tenant executing this Agreement (the "Original

Tenant") and any Affiliate to which Tenant's entire interest in this Lease (including the Termination Option) has been assigned; (B) may only be exercised by the Original Tenant or such Affiliate, as the case may be; and (C) may not be assigned or transferred to any other person or entity.

7.	Notices. Effective as of date of this Agreement, Section S of the Summary of Basic Lease Terms in the Original Lease is hereby amended to reflect that notices to Tenant shall be addressed as follows:

NeoPhotonics Corporation
2911 Zanker Road
San Jose, CA 95134

Attention:  Tim Jenks

8.

Brokerage Fees.  Landlord acknowledges that Jones Land LaSalle (“Broker”) represents Tenant in connection with this Agreement and agrees that Broker is entitled to a commission of $58,844.55 (5% of base rent for 84 months) (the “Commission”).

The Commission shall be paid as follows: Commencing on February 1, 2014 and on the first day of each month thereafter through and including December 1, 2014, Tenant shall advance payment to Broker on behalf of Landlord $4,559.96 per month for a total sum of $50,159.56 (the “Commission Payments”). The Commission Payments shall satisfy Landlord’s obligations to pay the Commission to Broker and shall be deemed to be a loan to Landlord, to be repaid by Landlord to Tenant in one lump sum on July 1, 2016.  If Landlord fails to repay the entire Commission Payments to Tenant on or before July 1, 2016, Tenant may offset the unpaid balance of the Commission Payments as a credit against the next installment(s) of Base Monthly Rent becoming due, without any notice or demand, until the entire sum of Commission Payments is paid back in full.

9.	Miscellaneous.

(a) Except as herein modified or amended, the provisions, conditions and terms of the Existing Lease shall remain unchanged and is ratified by Landlord and Tenant, republished and confirmed as being binding upon the parties and in full force and effect.

(b) In the event of any inconsistency between the provisions of the Existing Lease and this Agreement, the provisions of this Agreement shall govern and control.
(c) Each signatory of this Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(d) This Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.  Transmission of a facsimile or by email of a pdf copy of the signed counterpart of this Agreement shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of this Agreement by email transmission shall in all events deliver to the other party an original signature promptly upon request.

IN WITNESS WHEREOF, the parties hereto have entered into this First Lease Amendment as of the date first written above.

a Delaware corporation	a California limited liability company
TENANT: NeoPhotonics Corporation, a Delaware corporation	LANDLORD: The Kaye Building, LLC, a California limited liability company
/s/ Tim S. Jenks By: Tim S. Jenks Its: CEO	/s/ Jonathan W. Kaye By: Jonathan W. Kaye Its: General Partner